EXHIBIT 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE EASTERN DISTRICT OF VIRGINIA

ALEXANDRIA DIVISION

)
In re:	)
	)	Case No. 05-12801
XYBERNAUT CORPORATION, et al.,		)Jointly Administered

	)	Chapter 11
Debtors.	)	Hon. Robert G. Mayer
)
_________________________________	)

DEBTORS’ AMENDED JOINT PLAN OF REORGANIZATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

McGUIREWOODS LLP
Attorneys for the Debtors,
as Debtors and Debtors in Possession
1750 Tysons Boulevard
Suite 1800
McLean, Virginia 22102
(703) 712-5000

Dated:	October 11, 20061.		SECTION 1. DEFINIT	IONS AND INTERPRETATION1
2.	A. Definitions			1
1.	1.1.		Administrative Bar Date	1
2.	1.2.		Administrative Bar Date Order	1
3.	1.3.		Administrative Expense Claim	2
4.	1.4.		Allowed	2
5.	1.5.		Bankruptcy Code	2
	6.	1.6.	Bankruptcy Court	2
	7.	1.7.	Bankruptcy Rules	2
	8.	1.8.	Bar Date	2
	9.	1.9.	Bid Procedures	2
	10.	1.10.	Business Day	2
	11.	1.11.	Cash	2
	12.	1.12.	Claim	3
	13.	1.13.	Class	3
	14.	1.14.	Class Action Litigation	3
	15.	1.15.	Commencement Date	3
	16.	1.16.	Confirmation Date	3
	17.	1.17.	Confirmation Hearing	3
	18.	1.18.	Confirmation Order	3
	19.	1.19.	Creditors’ Committee	3
	20.	1.20.	Debtors	3
	21.	1.21.	DIPFacility Claim	3
	22.	1.22.	DIPOrder	3
	23.	1.23.	Disallowed	3
	24.	1.24.	Disclosure Statement	3
	25.	1.25.	Disputed	4
	26.	1.26.	Effective Date	4
	27.	1.27.	Equity Committee	4
	28.	1.28.	Equity Interest	4
	29.	1.29.	ERC	4
	30.	1.30.	ERC New Credit Agreement	4
	31.	1.31.	ERC New Loans	4
	32.	1.32.	ERC Releasees	4
	33.	1.33.	ERC Revolving Credit Loan	5
	34.	1.34.	ERC Term Loan	5
	35.	1.35.	Estates	5
	36.	1.36.	Final Order	5
	37.	1.37.	General Unsecured Claim	5
	38.	1.38.	Global Settlement Order	5
	39.	1.39.	GUC Distribution Agreement	5
	40.	1.40.	GUC Distribution Fund	5
	41.	1.41.	GUC Representative	5
	42.	1.42.	GUC Subordinated Plan Note	5
	43.	1.43.	Hurson Firm	5
	44.	1.44.	Insurance Policy	6
	45.	1.45.	Intercompany Claim	6
	46.	1.46.	IPAssets	6
	47.	1.47.	Joint Litigation Agreement	6
	48.	1.48.	Litigation Fund	6
	49.	1.49.	LC Fund	6
	50.	1.50.	LC Fund Claim	6
	51.	1.51.	Merger has the meaning set forth in section 5.8 hereof	6
	52.	1.52.	New Common Stock	6
	53.	1.53.	Other Secured Claim	6
	54.	1.54.	Person	6
	55.	1.55.	Plan	6
	56.	1.56.	Plan Documents	6
	57.	1.57.	Plan Supplement	6
	58.	1.58.	Post-Confirmation Litigation Counsel	7
	59.	1.59.	Post-Effective Date Creditors’ Committee	7
	60.	1.60.	Priority Non-Tax Claim	7
	61.	1.61.	Priority Tax Claim	7
	62.	1.62.	Professional Fee Claim	7
	63.	1.63.	Record Date	7
	64.	1.64.	Releasors	7
	65.	1.65.	Reorganization Cases or the Bankruptcy Cases	7
	66.	1.66.	Reorganized Debtors or Reorganized Xybernaut	7
	67.	1.67.	Schedules	7
	68.	1.68.	Secured Claim	7
	69.	1.69.	Steering Committee	7
	70.	1.70.	Subordinated Securities Law Claim	8
	71.	1.71.	Third Party Claims	8
	72.	1.72.	Third Party Litigation	8
	73.	1.73.	Voting Agent	8
	74.	1.74.	XC	8
	75.	1.75.	XSI	8
3.		B. Interpretation; Application of Definitions and Rules of Construction8
4.		SECTION 2.ADMINISTRATIVE EXPENSE CLAIMS, PROFESSIONAL FEE CLAIMS AND PRIORITY TAX CLAIMS				8
	76.	2.1.	Administrative Expense Claims	8
	77.	2.2.	Bar Date for Administrative Expense Claims	9
	78.	2.3.	Professional Fee Claims	9
	79.	2.4.	Priority Tax Claims	9
5.		SECTION 3.CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS10
6.		SECTION 4.TREATMENT OF CLAIMS AND EQUITY INTERESTS		10
	80.	4.1.	Other Secured Claims (Class 1)	10
	81.	4.2.	LC Fund Claim (Class 2)	10
	82.	4.3.	DIPFacility Claim (Class 3)	11
	83.	4.4.	Priority Non-Tax Claims (Class 4)	12
	84.	4.5.	General Unsecured Claims (Class 5)	12
	85.	4.6.	Intercompany Claim (Class 6)	12
	86.	4.7.	Equity Interests in XC (Class 7)	13
	87.	4.8.	Equity Interest in XSI (Class 8)	13
	88.	4.9.	Subordinated Securities Law Claims (Class 9)	13
	89.	4.10.	Elimination of Classes	13
7.		SECTION 5.MEANS FOR IMPLEMENTATION		14
	90.	5.1.	The ERC New Loans	14
	91.	5.2.	The Litigation Fund	15
	92.	5.3.	The IPAssets	16
	93.	5.4.	The GUC Subordinated Plan Note	17
	94.	5.5.	Alternative Offers	18
	95.	5.6.Cancellation of Existing Securities and Agreements and Issuance of the New Common Stock to ERC			19
	96.	5.7.	Substantive Consolidation	19
	97.	5.8.	Merger	19
	98.	5.9.	Board of Directors	20
	99.	5.10.	Continued Existence and Corporate Action	20
	100.	5.11.	Release of Liens	21
	101.	5.12.	Exemption from Certain Transfer Taxes	21
	102.	5.13.	Plan Supplement	21
8.		SECTION 6.DISTRIBUTIONS		22
	103.	6.1.	Record Date	22
	104.	6.2.	Distributions for Allowed Claims	22
	105.	6.3.	Delivery of Distributions	22
	106.	6.4.	Withholding and Reporting Requirements	23
	107.	6.5.	Allocation of Plan Distributions Between Principal and Interest	23
	108.	6.6.	Setoffs	23
9.		SECTION 7.PROCEDURES FOR DISPUTED CLAIMS		23
	109.	7.1.	Objections to Claims	23
	110.	7.2.	Payments and Distributions with Respect to Disputed Claims	24
	111.	7.3.	Distributions After Allowance	24
	112.	7.4.	No Recourse	24
10.		SECTION 8.EXECUTORY CONTRACTS AND UNEXPIRED LEASES		24
	113.	8.1.	General Treatment	24
	114.	8.2.	Cure of Defaults	25
	115.	8.3.	Rejection Claims	25
	116.	8.4.	Change of Control Provisions	25
	117.	8.5.	Retiree Benefits	25
11.		SECTION 9.CONDITIONS PRECEDENT TO THE EFFECTIVE DATE		26
	118.	9.1.	Confirmation Conditions Precedent	26
	119.	9.2.	Effective Date Conditions Precedent	26
	120.	9.3.	Waiver of Conditions Precedent	26
12.		SECTION 10.EFFECT OF CONFIRMATION		27
	121.	10.1.	Vesting of Assets	27
	122.	10.2.	Discharge of Claims and Termination of Equity Interests	27
	123.	10.3.	Discharge of Debtors	27
	124.	10.4.	Term of Injunctions or Stays	28
	125.	10.5.	Injunction Against Interference With Plan	28
	126.	10.6.	Releases of ERC	28
	127.	10.7.	Exculpation	28
	128.	10.8.	Release of Officers and Directors	29
	129.	10.9.	Injunction	29
	130.	10.10.	Retention of Causes of Action/Reservation of Rights	30
	131.	10.11.	Preservation of Insurance	30
13.		SECTION 11.RETENTION OF JURISDICTION		30
14.		SECTION 12.MISCELLANEOUS PROVISIONS		31
	132.	12.1.	Dissolution of Equity Committee	31
	133.	12.2.	Post-Effective Date Creditors’ Committee: GUC Representative	32
	134.	12.3.	Substantial Consummation	32
	135.	12.4.	Amendments	33
	136.	12.5.	Revocation or Withdrawal of the Plan	33
	137.	12.6.	Cramdown	33
	138.	12.7.	Confirmation Order	33
	139.	12.8.	Severability	33
	140.	12.9.	Governing Law	34
	141.	12.10.	Time	34
	142.	12.11.	Notices	34

Thomas E. Cabaniss, Esq. (Vsb No. 14788)
John H. Maddock, III, Esq. (Vsb No. 41044)
David I. Swan, Esq.
McGuireWoods LLP
One James Center
901 East Cary Street
Richmond, Virginia 23219
804.775.1178

Counsel To The Debtors And Debtors-In-Possession

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE EASTERN DISTRICT OF VIRGINIA

ALEXANDRIA DIVISION

)
In re:	)
	)	Case No. 05-12801
XYBERNAUT CORPORATION, et al.,		)Jointly Administered

	)	Chapter 11
Debtors.	)	Hon. Robert G. Mayer
)
_________________________________	)

DEBTORS’ JOINT PLAN OF REORGANIZATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Xybernaut Corporation and Xybernaut Solutions, Inc., the above-captioned debtors and debtors in possession, propose the following joint plan of reorganization, pursuant to section 1121(a) of title 11 of the United States Code:

SECTION 1. DEFINITIONS AND INTERPRETATION

A. Definitions.

The following terms shall have the respective meanings set forth below (such meanings to be equally applicable to both the singular and plural):

1.1. Administrative Bar Date means October 31, 2006, the date established by the Administrative Bar Date Order by which all Persons asserting certain Administrative Expense Claims must have filed proofs of such Administrative Expense Claims or requests for payment of such Administrative Expense Claims or be forever barred from asserting such Claims against the Debtors, the Estates or the Reorganized Debtors or their property.

1.2. Administrative Bar Date Order means the order entered by the Bankruptcy Court on August 29, 2006 setting a deadline of October 31, 2006 for the filing of Administrative Expense Claims, except for administrative expenses previously allowed by order of the Bankruptcy Court, administrative expenses arising in the ordinary course of the Debtors’ businesses, or administrative expenses arising after August 29, 2006.

1.3. Administrative Expense Claim means any right to payment constituting a cost or expense of administration of any of the Reorganization Cases (other than a Professional Fee Claim or the DIP Facility Claim) under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving one or more of the Debtors’ Estates, and any actual and necessary costs and expenses of operating one or more of the Debtors’ businesses.

1.4. Allowed means, with reference to any Claim that is not subject to disallowance pursuant to section 502(d) of the Bankruptcy Code: (i) any Claim against any Debtor which has been listed by such Debtor in the Schedules as liquidated in amount and not disputed or contingent and for which no contrary or inconsistent proof of claim has been filed; (ii) any Claim proof of which was filed within the applicable period of limitations fixed by the Bankruptcy Court (a) as to which no objection to allowance has been interposed prior to the deadline by which such objections must be filed in accordance with section 7.1 hereof or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court and as to which such deadline has expired, or (b) as to which an objection has been filed and not withdrawn and such objection has been determined by a Final Order (but only to the extent such objection has been overruled); (iii) any Claim which is not a Disputed Claim or a Disallowed Claim; or (iv) any Claim allowed pursuant to the terms of the Plan. Unless otherwise specified herein or by order of the Bankruptcy Court, Allowed Claims (including Allowed Administrative Expense Claims) shall not, for any purpose under the Plan, include interest on such Administrative Expense Claims or Claims on or after the Commencement Date.

1.5. Bankruptcy Code means title 11 of the United States Code, as amended, and effective as of the Commencement Date.

1.6. Bankruptcy Court means the United States Bankruptcy Court for the Eastern District of Virginia, or any other court exercising competent jurisdiction over the Reorganization Cases or any proceeding therein.

1.7. Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure, as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Reorganization Cases, and any Local Rules of the Bankruptcy Court.

1.8. Bar Date means December 20, 2005 by which all Persons, except for governmental units, asserting Claims arising before the Commencement Date must have filed proofs of such Claims or be forever barred from asserting such Claims against the Debtors or the Estates, or such other date by which any such Claim must be filed as may be fixed by order of the Bankruptcy Court.

1.9. Bid Procedures has the meaning set forth in section 5.5 hereof.

1.10. Business Day means any day other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

1.11. Cash means legal tender of the United States of America or a cash equivalent.

1.12. Claim means “claim” as defined in section 101(5) of the Bankruptcy Code, whether or not asserted or Allowed.

1.13. Class means any group of Claims or Equity Interests classified by the Plan pursuant to section 1122 and 1123(a)(1) of the Bankruptcy Code.

1.14. Class Action Litigation means the class action cases filed against the Debtors and certain former directors of XC prior to the Commencement Date, alleging various securities violations, which cases have been consolidated by the multi-district litigation panel and transferred to the District Court for the Eastern District of Virginia, at Case No. 05-cv-01705.

1.15. Commencement Date means July 25, 2005.

1.16. Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket.

1.17. Confirmation Hearing means the hearing to consider confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

1.18. Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

1.19. Creditors’ Committee means the statutory committee of unsecured creditors appointed in the Reorganization Cases in accordance with section 1102 of the Bankruptcy Code. As of the Effective Date, the Creditors’ Committee will be reconstituted as the Post-Effective Date Creditors’ Committee pursuant to the terms of this Plan.

1.20. Debtors mean Xybernaut Corporation and Xybernaut Solutions, Inc.

1.21. DIP Facility Claim means the Claim of ERC arising under or as a result of the DIP Order.

1.22. DIP Order means, collectively, the orders entered by the Bankruptcy Court on March 23, 2006, April 13, 2006, and May 1, 2006 authorizing the Debtors’ post-petition debtor-in-possession financing with ERC, and any loan documents relating thereto.

1.23. Disallowed with reference to a Claim means a Claim or any portion thereof, that (a) has been disallowed by a Final Order of the Bankruptcy Court; (b) is Scheduled at zero or as contingent, disputed, or unliquidated and as to which a Bar Date has been established but no proof of Claim has been filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or under applicable law; (c) is not Scheduled and as to which a Bar Date has been established but no proof of Claim has been filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or under applicable law; or (d) is disallowed in accordance with the provisions of the Plan.

1.24. Disclosure Statement means the Disclosure Statement that relates to the Plan, as such Disclosure Statement may be amended, modified, or supplemented (including all exhibits and schedules annexed thereto or referred to therein). If there is any inconsistency between the terms of this Plan and the provisions of the Disclosure Statement, the terms of this Plan shall govern.

1.25. Disputed with reference to a Claim means a Claim, or any portion thereof, that has not been Allowed pursuant to the Plan or a Final Order of the Bankruptcy Court, and (a) if no proof of Claim has been filed, or deemed to have been filed, by the applicable Bar Date, a Claim which has been or hereafter is listed on the Schedules as other than unliquidated, contingent, or disputed, but as to which the Debtors have timely filed an objection or request for estimation in accordance with the Plan, the Bankruptcy Code, the Bankruptcy Rules, and any orders of the Bankruptcy Court, or which is otherwise disputed by the Debtors in accordance with applicable law, which objection, request for estimation or dispute has not been withdrawn, or determined by a Final Order; (b) if a proof of Claim has been filed, or deemed to have been filed, by the applicable Bar Date, (i) a Claim for which no corresponding Claim has been or hereafter is listed on the Schedules, (ii) a Claim for which a corresponding Claim has been listed on the Schedules as unliquidated, contingent or disputed, (iii) a Claim for which a corresponding claim has been listed on the Schedules as other than unliquidated, contingent or disputed, but the amount of such Claim as asserted in the Proof of Claim varies from the amount of such Claim as listed in the Schedules, or (iv) a Claim as to which the Debtors have timely filed an objection or request for estimation in accordance with the Plan, the Bankruptcy Code, the Bankruptcy Rules, and any orders of the Bankruptcy Court, or which is otherwise disputed by the Debtors in accordance with applicable law, which objection, request for estimation or dispute has not been withdrawn, or determined by a Final Order; or (c) that is disputed in accordance with the provisions of the Plan.

1.26. Effective Date means the first (1st) Business Day on or after the Confirmation Date specified by the Debtors on which: (i) no stay of the Confirmation Order is in effect; and (ii) all conditions to the effectiveness of the Plan specified in section 9.2 hereof have been satisfied or waived in accordance with section 9.3 hereof and is the date on which the Plan is substantially consummated.

1.27. Equity Committee means the statutory committee of equity security holders appointed in the Reorganization Cases in accordance with section 1102 of the Bankruptcy Code.

1.28. Equity Interest means as of the Commencement Date, any capital stock or other ownership interest in any of the Debtors, whether or not represented by any issued and outstanding shares of common or preferred stock or other instrument evidencing a present ownership interest in any of the Debtors, whether or not transferable, and any option, warrant, conversion right or other right, contractual or otherwise, to acquire any such interest including without limitation, any liquidation preferences or any redemption, exchange, voting participation or dividend rights.

1.29. ERC means East River Capital LLC.

1.30. ERC New Credit Agreement means the credit agreement to be entered into by ERC and Reorganized Xybernaut on the Effective Date with respect to the ERC New Loans.

1.31. ERC New Loans means, collectively, the ERC Revolving Credit Loan and the ERC Term Loan, described in section 5.1 hereof.

1.32. 1.33. 1.34.	ERC Releasees has the meaning set forth in section 10.6 hereof.
ERC Revolving Credit Loan has the meaning set forth in section 5.1 hereof.
ERC Term Loan has the meaning set forth in section 5.1 hereof.

1.35. Estates mean the bankruptcy estates created in the Reorganization Cases in accordance with section 541 of the Bankruptcy Code.

1.36. Final Order means an order or judgment of a court as entered on the docket which (i) has not been reversed, stayed, modified or amended, and as to which the time to appeal from or seek review or rehearing of, shall have expired, and as to which no appeal, petition for review, rehearing or certiorari is pending, or (ii) if appealed from, has been affirmed (or the appeal dismissed) and the time to appeal from such affirmance or to seek review or rehearing thereof has expired, or no further hearing, appeal or petition for certiorari can be taken or granted.

1.37. General Unsecured Claim means any Claim against any of the Debtors other than a Secured Claim, Administrative Expense Claim, Professional Fee Claim, DIP Facility Claim, LC Fund Claim, Other Secured Claim, Priority Tax Claim, Priority Non-Tax Claim, Intercompany Claim or Subordinated Securities Law Claim.

1.38. Global Settlement Order means the Order approving the Global Settlement Agreement by and between the Debtors, LC Fund, the Creditors Committee and the Equity Committee, approved by the Bankruptcy Court on April 7, 2006.

1.39. GUC Distribution Agreement means the agreement governing the retention and the duties and powers of the GUC Representative and in respect of the GUC Distribution Fund.

1.40. GUC Distribution Fund means that certain segregated deposit account, which shall be established free and clear of all liens, encumbrances and interests prior to the Effective Date, and which: (i) shall be initially funded and such initial funding shall be irrevocable, unrefundable, and made in the amount of $175,000.00 by Federal Reserve wire transfer by ERC to the GUC Representative on the Effective Date and such funding shall be deemed to be made by ERC to the Reorganized Debtors pursuant to the ERC Term Loan, and (ii) shall be funded thereafter from the GUC Subordinated Plan Note and/or the Litigation Fund pursuant to the Plan, the Plan Documents, and the Confirmation Order.

1.41. GUC Representative means Howard S. Cohen or his designate (if such designate is acceptable to Reorganized Xybernaut and ERC), which: (i) shall be an estate representative under section 1123(b)(3)(B) charged with all powers and rights thereunder (including, without limitation, as may be required and agreed under the Joint Litigation Agreement, reconciling claims and expenses and asserting Third Party Claims with the consent of Reorganized Xybernaut, which shall be exercised pursuant to the GUC Distribution Agreement, the Plan, the Plan Documents and the Confirmation Order), (ii) shall hold and distribute Cash from the GUC Distribution Fund to holders of Allowed General Unsecured Claims in accordance with the provisions of the GUC Distribution Agreement, the Plan, the GUC Subordinated Plan Note, the Plan Documents and the Confirmation Order, and (iii) shall be the only authorized signatory and disbursement agent in respect of the GUC Distribution Fund.

1.42. GUC Subordinated Plan Note has the meaning set forth in section 5.4. hereof.

1.43. Hurson Firm means the Hurson Law Firm, LLP.

1.44. Insurance Policy means any policy of insurance and agreements relating thereto that may be available to provide coverage for claims against the Debtors, or their officers and directors.

1.45. Intercompany Claim means the Claim of XSI against XC.

1.46. IP Assets means all United States and foreign patents, patent applications, and all continuations, divisions, continuations-in-part, confirmations, substitutions, registrations, revalidations, additions, extensions, re-examination certificates, supplementary protection certificates and reissues thereof, and the Cash and non-Cash proceeds thereof, including, without limitation, all those IP Assets identified on a schedule included in the Plan Supplement.

1.47. Joint Litigation Agreement means the agreement regarding administration of the Litigation Fund, which will be developed by Reorganized Xybernaut, ERC, the Creditors Committee, and the Equity Committee prior to the Effective Date, and adopted by the Steering Committee after the Effective Date.

1.48. Litigation Fund has the meaning set forth in section 5.2 hereof.

1.49. LC Fund means LC Capital Master Fund, Ltd.

1.50. LC Fund Claim means any Claim against the Debtors which has been or could be asserted by or on behalf of LC Fund.

1.51. Merger has the meaning set forth in section 5.8 hereof.

1.52. New Common Stock means that common stock in Reorganized Xybernaut to be distributed to ERC in accordance with section 5.6 hereof.

1.53. Other Secured Claim means a Secured Claim against either of the Debtors, other than the LC Fund Claim or the DIP Facility Claim.

1.54. Person means any individual, corporation, partnership, association, indenture trustee, limited liability company, organization, joint stock company, joint venture, Estate, trust, governmental unit or any political subdivision thereof, the Creditors’ Committee, the Equity Committee, interest holders, or any other entity.

1.55. Plan means this joint chapter 11 plan of reorganization, as the same may be amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

1.56. Plan Documents means the Plan, the Amended Certificate of Incorporation, the Amended Bylaws, the ERC New Credit Agreement, the GUC Distribution Agreement, the GUC Subordinated Plan Note, and all attachments, schedules and exhibits thereto, as the same may be amended, modified, or supplemented in accordance with their terms and the Confirmation Order.

1.57. Plan Supplement means the supplement to the Plan filed by the Debtors no later than five (5) days before the Confirmation Hearing, which will include the documents listed in section 5.13 hereof.

1.58. Post-Confirmation Litigation Counsel means counsel approved by the Bankruptcy Court to represent the Debtors and Reorganized Xybernaut with respect to Third Party Litigation, which may or may not be the Hurson Firm.

1.59. Post-Effective Date Creditors’ Committee means that certain creditor fiduciary and estate representative under applicable law, which is the reconstituted Creditors’ Committee after the Effective Date. The Post-Effective Date Creditors’ Committee may have only a single member and at present that member shall be American Express Travel Related Services. Any additional members must be identified by the Creditors’ Committee by filing a certification with the Bankruptcy Court, which is to be served on the Office of the United States Trustee for Region 4, ERC, and the Debtors, prior to the conclusion of the Confirmation Hearing.

1.60. Priority Non-Tax Claim means any Claim against any of the Debtors which is entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code other than an Administrative Expense Claim, Professional Fee Claim, DIP Facility Claim, LC Fund Claim, or a Priority Tax Claim.

1.61. Priority Tax Claim means any Claim of a governmental unit against one or more of the Debtors of the kind entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.

1.62. Professional Fee Claim means a Claim for compensation or reimbursement of expenses pursuant to sections 327, 328, 330, 331 or 503(b) of the Bankruptcy Code in connection with the Reorganization Cases.

1.63. Record Date means October 10, 2006.

1.64. Releasors has the meaning set forth in section 10.6 hereof.

1.65. Reorganization Cases or the Bankruptcy Cases mean the jointly administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on July 25, 2005 in the Bankruptcy Court and styled In re Xybernaut Corporation, et al., 05-12801.

1.66. Reorganized Debtors or Reorganized Xybernaut means Xybernaut Corporation and Xybernaut Solutions, Inc. on and after the Effective Date.

1.67. Schedules mean the schedules of assets and liabilities, lists of holders of Equity Interests, and the statement of financial affairs filed by the Debtors under section 521 of the Bankruptcy Code, Bankruptcy Rule 1007 and the Official Bankruptcy Forms of the Bankruptcy Rules as such schedules and statements have been or may be supplemented or amended through and including the date by which objections to Claims may be filed with the Bankruptcy Court.

1.68. Secured Claim means a Claim that is secured by a lien on property in which any or all of the Estates have an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in the Estates’ interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code.

1.69. Steering Committee shall have the meaning set forth in section 5.2 hereof.

1.70. Subordinated Securities Law Claim means any Claim relating to Debtor securities or otherwise subordinated to the level of equity under Bankruptcy Code Section 510, including, without limitation, any Claim arising in, relating to or in connection with the Class Action Litigation that has been or may be asserted against the Debtors.

1.71. Third Party Claims means any and all claims and causes of action of the Debtors, the Reorganized Debtors, and the Estates under applicable law or in equity, including, without limitation, the Third Party Litigation and causes of action under Chapter 5 of the Bankruptcy Code.

1.72. Third Party Litigation means claims for breach of contract, negligence, malpractice, fraud, beach of fiduciary duties, fraudulent transfers, civil conspiracy, and other causes of action against third-party professionals who formerly represented the Debtors, and others who may be liable to the Debtors, which the Debtors have engaged Post-Confirmation Litigation Counsel to pursue on behalf of the Debtors and Reorganized Xybernaut, subject to Bankruptcy Court approval, as set forth in Section 5.2 hereof.

1.73. Voting Agent means Donlin Recano & Company, Inc., as voting agent in connection with voting by holders of Claims and Equity Interests to accept or reject the Plan.

1.74. XC means Xybernaut Corporation prior to the Effective Date.

1.75. XSI means Xybernaut Solutions, Inc. prior to the Effective Date.

B. Interpretation; Application of Definitions and Rules of Construction.

Unless otherwise specified, all section or exhibit references in the Plan are to the respective section in, or exhibit to, the Plan. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained therein. Any capitalized term used herein that is not defined herein shall have the meaning assigned to that term in the Bankruptcy Code. Except for the rule contained in section 102(5) of the Bankruptcy Code, the rules of construction contained in section 102 of the Bankruptcy Code shall apply to the Plan. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. Except as provided otherwise in the Plan, to the extent there is an inconsistency between any of the provisions of the Plan and any of the provisions contained in the Plan Documents to be entered into as of the Effective Date, the Plan shall control.

SECTION 2. ADMINISTRATIVE EXPENSE CLAIMS, PROFESSIONAL FEE CLAIMS AND PRIORITY TAX CLAIMS

2.1. Administrative Expense Claims.

Except to the extent that a holder of an Allowed Administrative Expense Claim agrees or has agreed to a different treatment, the Debtors shall pay to each holder of an Allowed Administrative Expense Claim Cash from the ERC Term Loan (as available for such purposes) and from other available and permitted sources hereunder, in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Administrative Expense Claim, Cash equal to the unpaid portion of such Claim on the later of the Effective Date and the first (1st) Business Day after the date that is thirty (30) calendar days after the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is reasonably practicable; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as debtors in possession, shall be paid by the Reorganized Debtors in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents relating to such transactions.

2.2. Bar Date for Administrative Expense Claims.

Any Persons that failed to file a proof of Administrative Expense Claim or request for payment thereof on or before the Administrative Bar Date pursuant to the Administrative Bar Date Order are forever barred from asserting such Claim against any of the Debtors, the Estates, the Reorganized Debtors or their property and the holder thereof shall be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover such Administrative Expense Claim.

2.3. Professional Fee Claims.

All Persons seeking an award by the Bankruptcy Court of a Professional Fee Claim incurred through and including the Effective Date shall, unless otherwise ordered by the Bankruptcy Court, file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred by the date that is no later than forty-five (45) days after the Effective Date. Professional Fee Claims that are Allowed by a Final Order of the Bankruptcy Court shall be paid as follows:

(a) any Allowed Professional Fee Claim incurred from May 15, 2006 through the Effective Date shall be paid pro rata from a portion of the proceeds of the ERC Term Loan in the amount of $400,000.00, after payment of any Allowed Administrative Expense Claims on the Effective Date; and

(b) any Allowed Professional Fee Claim not otherwise paid, including amounts not paid under section (a) above, shall be paid pro rata from (x) the Litigation Fund in accordance with section 5.2 of the Plan, and/or (y) any proceeds from the sale of the IP Assets in accordance with section 5.3 of the Plan.

Reorganized Xybernaut shall pay, in the ordinary course of business without the necessity for any approval by the Bankruptcy Court, the reasonable fees and expenses of the professional persons employed by Reorganized Xybernaut accrued or incurred after the Effective Date, in connection with the implementation and consummation of this Plan, the claims reconciliation process or any other matters as to which such professionals may be engaged.

2.4. Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Reorganized Debtors, in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Priority Tax Claim, one of the following treatments: (i) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the first (1st) Business Day after the date that is thirty (30) calendar days after the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or (ii) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at the interest rate in effect on the Effective Date for 5-year treasury bills, over a period not exceeding six (6) years after the date of assessment of such Allowed Priority Tax Claim, which annual payments shall begin one (1) year after the Effective Date.

SECTION 3. CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

The following table designates the Classes of Claims against and Equity Interests in the Debtors, and specifies which Classes are (i) impaired or unimpaired by the Plan, (ii) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, and (iii) deemed to accept or reject the Plan.

Entitled
Class	Designation	Impairment	to Vote
Class 1	Other Secured Claims	Unimpaired	No (deemed to accept)

Class 2	LC Fund Claim	Unimpaired	No (deemed to accept)

Class 3	DIP Facility Claim	Impaired	Yes

Class 4	Priority Non-Tax Claims	Impaired	Yes

Class 5	General Unsecured Claims	Impaired	Yes

Class 6	Intercompany Claim	Impaired	No (deemed to reject)

Class 7	Equity Interests in XC	Impaired	No (deemed to reject)

Class 8	Equity Interest in XSI	Impaired	No (deemed to reject)

Class 9	Subordinated Securities Law Claims	Impaired	No (deemed to reject)

SECTION 4.	TREATMENT OF CLAIMS AND EQUITY INTERESTS
4.1.	Other Secured Claims (Class 1).

Class 1 consists of separate subclasses for each Other Secured Claim and in the aggregate includes all Other Secured Claims. Any holder of an Allowed Other Secured Claim shall receive, in full satisfaction, settlement, release and discharge of, and in exchange for, such Other Secured Claim, at the sole option of the Reorganized Debtors, one of the following treatments: (i) payments continued or reinstated and all legal, equitable, and contractual rights shall be left unaltered and unimpaired; (ii) Cash equal to the interest in the property of the Estate constituting the collateral for such Allowed Other Secured Claim; or (iii) the property of the Estate constituting the collateral for such Allowed Other Secured Claim shall be conveyed to the holder of such Claim. Class 1 is unimpaired by the Plan, and consequently, is conclusively presumed to accept the Plan, and is not entitled to vote to accept or reject the Plan.

4.2. LC Fund Claim (Class 2).

Class 2 consists of the LC Fund Claim as a result of the Global Settlement Order. In full satisfaction, settlement, release and discharge of, and in exchange for, the Class 2 LC Fund Claim, if any sale(s) of the Debtors’ assets or businesses, in whole or in part, occurs within one year following the Confirmation Date, the Debtors shall pay to LC Fund 2.5% of all gross aggregate sale proceeds from the sale(s) of the Debtors’ assets or businesses in excess of five million dollars ($5,000,000.00), and 3.5% of any such gross sale proceeds in excess of ten million dollars ($10,000,000.00). If no such sale(s) occurs within one year following the Confirmation Date, or any such sale(s) does not yield proceeds in excess of five million dollars ($5,000,000.00), LC Fund shall receive no distribution under the Plan. Upon the one year anniversary of the Confirmation Date, any lien of LC Fund shall be deemed released, automatically and without any further action by Reorganized Xybernaut, LC Fund, or any other Person. Class 2 is unimpaired by the Plan, and consequently, is conclusively presumed to accept the Plan, and is not entitled to vote to accept or reject the Plan.

4.3. DIP Facility Claim (Class 3).

Class 3 consists of the DIP Facility Claim. The DIP Facility Claim shall be an Allowed Claim, not subject to any defense, counterclaim or offset of any kind, in the aggregate amount of $4,202,436.32 (as of the Record Date, as such amount may be increased or decreased based on any subsequent borrowings or payments), plus interest at the rate of 15% per annum, premium, and reasonable fees, costs and expenses, as provided under the DIP Order, accrued as of the date of full payment and satisfaction of the DIP Facility Claim. The DIP Facility Claim is secured by enforceable first liens and security interests granted by the Debtors upon and in all of the Debtors’ assets and property with the exception of proceeds of avoidance actions under chapter 5 of the Bankruptcy Code and proceeds of any prepetition litigation claims against third parties. Notwithstanding anything in this Plan or any order of the Bankruptcy Court to the contrary, the holder of the DIP Facility Claim shall not be required to file any proof of Claim.

In full satisfaction, settlement, release and discharge of, and in exchange for, the Class 3 DIP Facility Claim, the holder of the DIP Facility Claim shall receive: (a) on the Effective Date, subject to the provisions of Section 5.5 of the Plan with respect to an Alternative Investor, all of the New Common Stock in Reorganized Xybernaut, in exchange for a reduction in the amount of $952,748.00 (representing amounts loaned by ERC to the Debtors pursuant to the DIP Order for ordinary course business operations) in the aggregate amount of the DIP Facility Claim, and (b) a portion of the proceeds of the Litigation Fund pursuant to Section 5.2 of the Plan; provided, however, that in the event that the holder of the DIP Facility Claim does not receive all of the New Common Stock in Reorganized Xybernaut on the Effective Date pursuant to Section 5.5, Reorganized Xybernaut shall pay the DIP Facility Claim in Cash in full on the Effective Date. In the event that the holder of the DIP Facility Claim receives all of the New Common Stock in Reorganized Xybernaut and the Plan is consummated in accordance with the terms herein on the Effective Date, a portion of the DIP Facility Claim in the amount of $262,910.26 (as of the Record Date, as such amount may be increased or decreased based on any subsequent borrowings or payments), plus interest thereon at the rate of 15% per annum, premium, and reasonable fees, costs and expenses, accrued as of the date of full payment, shall be converted into and deemed to be outstanding obligations under the ERC Revolving Credit Loan on the Effective Date. Until full payment and satisfaction of the DIP Facility Claim, the holder of the DIP Facility Claim shall retain the liens and security interests securing such Allowed DIP Facility Claim, and Reorganized Xybernaut will enter into such documents, instruments, and agreements requested by the holder of the DIP Facility Claim to confirm, affirm or grant to such holder a duly perfected first priority security interest in the assets of Reorganized Xybernaut owned on the Effective Date or thereafter acquired (real, personal or mixed) with the exception of proceeds of avoidance actions under chapter 5 of the Bankruptcy Code and proceeds of any prepetition litigation claims against third parties, and subject only to certain permitted liens approved by the holder of the DIP Facility Claim. Class 3 is impaired by the Plan, and consequently, is entitled to vote to accept or reject the Plan.

4.4. Priority Non-Tax Claims (Class 4).

Class 4 consists of the Priority Non-Tax Claims against the Debtors. Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to a different treatment, each such holder of an Allowed Priority Non-Tax Claim shall receive, in full and complete settlement, satisfaction, release, and discharge of, and in exchange for, such Claim, equal annual Cash payments in an aggregate amount equal to such Allowed Priority Non-Tax Claim, together with interest at the interest rate in effect on the Effective Date for 5-year treasury bills, over a period of not more than three (3) years from the Effective Date, with the first payment due on or before one (1) year from the Effective Date. Class 4 is impaired by the Plan, and consequently, is entitled to vote to accept or reject the Plan.

4.5. General Unsecured Claims (Class 5).

Class 5 consists of the General Unsecured Claims against XC and XSI, other than the Intercompany Claim. Each holder of an Allowed General Unsecured Claim shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Claim, a pro rata distribution from the GUC Distribution Fund, up to a maximum of the full amount of the Allowed Claim, with interest at the Federal judgment rate in effect as of the Effective Date. The GUC Distribution Fund shall be composed of:

(a) $175,000.00 funded by the ERC Term Loan;

(b) a portion of the proceeds from the Litigation Fund, in accordance with section 5.2 hereof; and

(c) proceeds from the GUC Subordinated Plan Note, in accordance with section 5.4 hereof and the terms of the GUC Subordinated Plan Note.

The initial distribution of the $175,000.00 provided by the ERC Term Loan from the GUC Distribution Fund (less reserves established for fees, costs and expenses pursuant to section 12.2 hereof and reserves for Disputed General Unsecured Claims, if any) shall occur within thirty (30) days of the Effective Date and distributions thereafter shall occur within thirty (30) days of such time as the amount in the GUC Distribution Fund exceeds $100,000.00. The sole recourse of a holder of a General Unsecured Claim shall be to the GUC Distribution Fund in accordance with the Plan, and such holder shall have no recourse against Reorganized Xybernaut or ERC; provided that the foregoing shall not release the Debtors or Reorganized Xybernaut from their obligations pursuant to the Plan in respect of the funding of the GUC Distribution Fund and/or the GUC Subordinated Plan Note, and the GUC Representative may enforce such Plan obligations against Reorganized Xybernaut. Class 5 is impaired by the Plan, and consequently, is entitled to vote to accept or reject the Plan.

4.6. Intercompany Claim (Class 6).

Class 6 consists of the Intercompany Claim held by XSI against XC. The Class 6 Intercompany Claim of XSI shall be deemed, and by this Plan will be cancelled on the Effective Date, and XSI will receive no money, distribution or property from the Plan on account of the Intercompany Claim. Class 6 is impaired by the Plan, and is deemed to reject the Plan, and consequently, is not entitled to vote to accept or reject the Plan.

4.7. Equity Interests in XC (Class 7).

Class 7 consists of all Equity Interests in XC. The Equity Interests in XC shall be deemed, and by this Plan will be cancelled as of the Effective Date and will receive no distribution in respect of such Equity Interest. Notwithstanding the foregoing, in the event that all Allowed General Unsecured Claims in Class 5 are paid in full in accordance with the Plan, then holders of Allowed Equity Interests in XC shall receive any amounts remaining in the Litigation Fund, on a pro-rata basis, determined by the number of shares owned by the holders of Equity Interests in XC on the Record Date, net of all costs of the distribution of such amounts. Class 7 is impaired by the Plan, and is deemed to reject the Plan, and consequently, is not entitled to vote to accept or reject the Plan.

4.8. Equity Interest in XSI (Class 8).

Class 8 consists of the Equity Interest in XSI all of which is held by XC. The Equity Interest in XSI shall be deemed, and by this Plan will be cancelled as of the Effective Date and XC will receive no distributions under the Plan in respect of its Equity Interest in XC. Class 8 is impaired by the Plan and is deemed to reject the Plan, and consequently, is not entitled to vote to accept or reject the Plan.

4.9. Subordinated Securities Law Claims (Class 9).

Class 9 consists of the Subordinated Securities Law Claims, and any other Claim that is subject to subordination under section 510 of the Bankruptcy Code, including Claims for reimbursement or contribution under section 502 of the Bankruptcy Code on account of such subordinated Claim. Any contingent Subordinated Securities Law Claims based on rights of contribution, reimbursement or indemnity shall be disallowed under section 502(e)(1)(B) of the Bankruptcy Code pursuant to the Confirmation Order, provided that, this sentence shall not be deemed to affect the claim filed by the Al Mesnad Group. The holder of a Class 9 Subordinated Securities Law Claim may ultimately be entitled to payment under an Insurance Policy, but shall receive no distribution under the Plan, with the exception of the Al Mesnad Group claim which is subordinated to the same priority as common stock, pursuant to Section 510(b) of the Bankruptcy Code, and therefore shall retain a residual interest in the Litigation Fund on the same level as the Class 7 Equity Interests in XC. In the event that all Allowed General Unsecured Claims in Class 5 are paid in full in accordance with the Plan, such pro-rata residual share from the Litigation Fund as between the Class 7 Equity Interests in XC and the Al Mesnad Group claim, will be determined by agreement between the Al Mesnad Group and the equity representative on the Steering Committee, or failing such agreement, will be determined by the Court. Class 9 is impaired by the Plan and is deemed to reject the Plan, and consequently, is not entitled to vote to accept or reject the Plan.

4.10. Elimination of Classes

Any Class that does not contain any Allowed Claims or Equity Interests or any Claims temporarily allowed for voting purposes under Bankruptcy Rule 3018, as of the date of the commencement of the Confirmation Hearing, shall be deemed to have been deleted from the Plan for purposes of voting to accept or reject the Plan.

SECTION 5.	MEANS FOR IMPLEMENTATION
5.1.	The ERC New Loans.

(a) ERC or a designee of ERC will provide new loans to the Reorganized Debtors, as follows:

(i)	ERC Revolving Credit Loan — a revolving line of credit in the amount of $375,000, of which $195,342.19 has been advanced as of Record Date under the terms of the DIP Order but shall be converted into an outstanding obligation (together with accrued interest, fees, expenses and premium thereon) under the ERC Revolving Credit Loan if all of the New Common Stock is issued to ERC on the Effective Date pursuant to the Plan. ERC may increase the line of credit in its sole discretion, provided that the funds loaned by ERC under the increased line of credit must be used for Debtor/Reorganized Debtor working capital purposes.

(ii)	ERC Term Loan — a term loan in the amount of $575,000, which shall be distributed as follows: (1) $175,000 shall be deposited in the GUC Distribution Fund on the Effective Date, (2) proceeds necessary to satisfy Allowed Administrative Expense Claims shall be distributed to holders thereof on the Effective Date or as soon as practicable thereafter, and (3) $400,000, less the amounts required to satisfy the Allowed Administrative Expense Claims on the Effective Date, shall be paid to the holders of Allowed Professional Fee Claims incurred from May 15, 2006 through the Effective Date, on a pro rata basis on the Effective Date or as soon as practicable thereafter.

(b) Together, the ERC New Loans will have a two year term from the Effective Date, and will earn interest at an annual rate of 15% and will include the reasonable legal fees and other incidental expenses of ERC incurred in connection with the Reorganization Cases from May 15, 2006 plus a premium of 62.5% on such fees and expenses.

(c) The ERC New Loans will be secured by first priority security interests and liens upon all assets of Reorganized Xybernaut, with the exception of proceeds of avoidance actions under chapter 5 of the Bankruptcy Code and proceeds of any prepetition litigation claims against third parties.

(d) The ERC New Loans shall be repaid by Reorganized Xybernaut from proceeds of the Litigation Fund and any sale of IP Assets as set forth in sections 5.2 and 5.3 of the Plan.

(e) The terms and conditions of the ERC New Loans shall be further set forth in the ERC New Credit Agreement, which will be filed as part of the Plan Supplement. In the event of any inconsistency between the terms of the ERC New Credit Agreement and the Plan, the terms of the ERC New Credit Agreement will govern.

5.2. The Litigation Fund.

(a) On the Effective Date, the Litigation Fund shall be established as a segregated Reorganized Xybernaut deposit account to receive any and all net proceeds of the Third Party Claims, after payment of all amounts due to any counsel bringing Third Party Claims on behalf of Reorganized Xybernaut. The Litigation Fund shall be administered by Reorganized Xybernaut pursuant to a Joint Litigation Agreement which shall set forth procedures in respect of the Third Party Claims, including without limitation, the following:

(i)	Post-Confirmation Litigation Counsel will pursue Third Party Litigation on behalf of the Reorganized Debtors and their respective successors and assigns in accordance with the engagement agreement between the Debtors and Post-Confirmation Litigation Counsel as approved by the Bankruptcy Court. Other Third Party Claims may be pursued by either the Reorganized Debtors or, if the Reorganized Debtors decline to pursue any such Third Party Claim, the GUC Representative on behalf of Reorganized Xybernaut upon authorization by the Bankruptcy Court after notice to Reorganized Xybernaut and opportunity for a hearing, or upon written agreement by Reorganized Xybernaut and the filing of a certification with the Bankruptcy Court. Any out-of-pocket expenses incurred to pursue any Third Party Claims by or on behalf of the GUC Representative in accordance with the preceding sentence shall be payable from the GUC Distribution Fund and Reorganized Xybernaut shall have no liability or responsibility therefor. Other Third Party Claims may be pursued by counsel acceptable to ERC, the Reorganized Debtors and the Post-Effective Date Creditors’ Committee (the Hurson Firm may but need not serve as such counsel).

(ii)	A steering committee for the Litigation Fund (the “Steering Committee”) shall be constituted on the Effective Date and shall consist of five (5) members, including one representative from each of (A) Reorganized Xybernaut, (B) ERC, (C) the holder of a Professional Fee Claim, (D) the Post-Effective Date Creditors Committee (its chair or the sole member being the designate) and (E) the last chair of the then dissolved Equity Committee.

(iii)	Any proposed settlement of any Third Party Claims shall be communicated to the Steering Committee, and if all members of such Committee unanimously agree to any proposed settlement of the Third Party Claim, then any such settlement can be consummated without Bankruptcy Court approval. If there is majority but not unanimous consent to any such proposed settlement, then Bankruptcy Court approval of the proposed settlement, pursuant to Bankruptcy Rule 9019, shall be required.

(iv)	The Bankruptcy Court shall have the exclusive jurisdiction to resolve any dispute which may arise under the Joint Litigation Agreement.

(b) Any net proceeds of the Litigation Fund will be distributed by Reorganized Xybernaut as follows:

(i)	First, to Reorganized Xybernaut (or the GUC Distribution Fund, as the case may be) in an amount to reimburse Reorganized Xybernaut (or the GUC Distribution Fund, as the case may be) for any and all costs or expenses incurred to support the litigation of the Third Party Claims, if any, plus 15% interest from the date incurred;

(ii)	Second, when combined with any payments actually made to ERC outlined in section 5.3(c)(ii), to ERC to repay in full all obligations (including, without limitation, principal, interest, fees, expenses and premium) under the ERC New Loans;

(iii)	Third, $1,750,000 to holders of Allowed Administrative Claims and/or Professional Fee Claims not otherwise paid, on a pro rata basis;

(iv)	Fourth, (A) 50% of the next available proceeds from the Litigation Fund to ERC to satisfy the Class 3 DIP Facility Claim, and (B) the other 50% of the next available proceeds from the Litigation Fund pro rata to satisfy any remaining Allowed Administrative Claims and/or Professional Fee Claims until, together with payments from sale proceeds of the IP Assets, such Allowed Administrative Claims and Professional Fee Claims are paid in full;

(v)	Fifth, to the GUC Distribution Fund until all Class 5 Allowed General Unsecured Claims are paid in full with interest as set forth in Section 4.5; and

(vi)	Sixth, pro rata to holders of Class 7 Allowed Equity Interests in XC, net of all costs of such distributions.

(c) Except as provided in this section 5.2, Reorganized Xybernaut shall not create, permit or suffer to exist any liens, encumbrances, or other interests in the Litigation Fund.

5.3. The IP Assets.

(a) Reorganized Xybernaut shall continue to entertain and actively consider presented expressions of interest and/or bids for its IP Assets, which Reorganized Xybernaut may or may not pursue, in the exercise of its reasonable and good faith business judgment, and may determine to monetize the IP Assets, which may include one or more private sales, licensing agreements, or prosecution of infringement claims. ERC may not foreclose its interest on the IP Assets. All net proceeds from the sale or monetization of IP Assets after payment of all amounts due to investment bankers, if any, shall be administered by Reorganized Xybernaut as set forth in section 5.3 (c) below.

(b) Subject to the terms of any confidentiality restrictions imposed by any third party, Reorganized Xybernaut will provide prior written notice of any monetization transaction it intends to pursue with any entity to the GUC Representative (and thereby the Post-Effective Date Creditors’ Committee), and of any closing date and proposed purchase price in connection therewith. In addition, subject to the terms of any confidentiality restrictions imposed by any third party, Reorganized Xybernaut will respond to any reasonable inquiry from any holder of an Allowed Administrative Claim or Allowed Professional Fee Claim as to the status of any effort to sell or monetize the IP Assets. Notwithstanding the foregoing, but subject to consultation with the GUC Representative, any decision to pursue or not to pursue any expression of interest and/or bid for the IP Assets shall be made solely by Reorganized Xybernaut, in the exercise of its reasonable and good faith business judgment.

(c) Pursuant to the Global Settlement Order, LC Fund shall receive 2.5% of any gross proceeds realized from any sale of IP Assets, within one (1) year of the Confirmation Date that are in excess of $5 million and up to $10 million, and 3.5% of any gross sale proceeds in excess of $10 million. Subject thereto, any net proceeds of the sale or monetization of IP Assets will be distributed as follows:

(i)	First, to Reorganized Xybernaut in an amount to reimburse Reorganized Xybernaut for any and all costs or expenses incurred to maintain or defend existing patents, and establishing pending patents, plus 15% interest;

(ii)	Second, when combined with any payments actually made to ERC outlined in section 5.2(b)(ii), to ERC to repay in full all obligations (including, without limitation, principal, interest, fees, expenses and premium) under the ERC New Loans; and

(iii)	Third, (A) 15% of the next available sale proceeds from the IP Assets pro rata to satisfy any remaining Allowed Administrative Claims and/or Professional Fee Claims until, together with payments from the Litigation Fund, such Allowed Administrative Claims and Professional Fee Claims paid are in full and (B) all other proceeds to Reorganized Xybernaut.

(d) Except as provided in this section 5.3, and except in favor of ERC with respect to the DIP Facility Claim and the ERC New Loans, and in favor of LC Fund with respect to the LC Fund Claim, Reorganized Xybernaut shall not create, permit, or suffer to exist any liens, encumbrances, charges or other interests in the IP Assets.

5.4. The GUC Subordinated Plan Note.

Reorganized Xybernaut shall execute an unsecured, five-year term, cash flow note in the maximum amount of $1 million in favor of the GUC Representative for payment to the GUC Distribution Fund (the “GUC Subordinated Plan Note”). The GUC Subordinated Plan Note can be redeemed by ERC or Reorganized Xybernaut to the GUC Representative at the address identified in the GUC Subordinated Plan Note at any time in the two year period after the Effective Date, for a total, one time cash payment in the amount of $65,000. The GUC Subordinated Plan Note shall be subordinate to payment in full of the Class 3 DIP Facility Claim and the claims arising from the ERC New Loans, other than the indebtedness owed to ERC arising under the ERC Revolving Credit Loan as may be modified or amended after the Effective Date; provided, however, that this ERC Revolving Credit Loan exception to the GUC Subordinated Plan Note subordination only applies as long as the ERC Revolving Credit Loan is not in default, is unaccelerated, and the ERC commitment thereunder has not terminated.

A copy of the GUC Subordinated Plan Note will be filed with the Plan Supplement and will set forth all of the terms and conditions thereunder. In the case of any inconsistency between this Section 5.4 and the GUC Subordinated Plan Note, the GUC Subordinated Plan Note shall govern.

5.5. Alternative Offers

ERC’s funding of the Plan and exchange of a portion of the DIP Facility Claim for the New Common Stock pursuant to the Plan shall be subject to alternative proposals for purchase of the New Common Stock and funding of the Plan. Other potential plan funders may submit alternative bids for Plan funding on or before 5:00 p.m. Eastern Standard Time on November 22, 2006 (the “Bid Deadline”). The notice of hearing on the Disclosure Statement will include proposed bid procedures (the “Bid Procedures”) for submission of alternative proposals, which will be presented to the Bankruptcy Court for approval at the Disclosure Statement hearing. Alternative proposals, together with all supporting documentation, must be submitted by the Bid Deadline to counsel for the Debtors, the Creditors Committee and ERC, must comply with the Bid Procedures, and must provide for: (a) an irrevocable offer to purchase all of the New Common Equity for Cash in an amount equal to or greater than $1,000,000.00, which amount shall be deposited with the Debtors on or before the Bid Deadline, (b) an irrevocable offer to provide funding necessary to consummate the Plan, in the aggregate amount of $5,091.719.81 including (x) to repay the DIP Facility Claim in full in Cash in the estimated amount of $4,387,062.00 (assuming an Effective Date of December 1, 2006), or such greater or lesser amount necessary to satisfy the DIP Facility Claim on the Effective Date of the Plan (whether or not the Effective Date occurs on or after December 1, 2006), and (y) to fund the ERC New Loans to be provided to Reorganized Xybernaut pursuant to the Plan, on the same terms and conditions as provided in the Plan including, without limitation, the GUC Distribution Fund funding in at least the amount of $175,000.00, and the ERC New Credit Agreement, in at least the aggregate amount of $704,657.81, and (c) evidence of committed financing to perform the foregoing obligations (clauses (a) through (c) collectively, the “Minimum Bid”). Any such alternative proposal must be without due diligence or other qualification or contingencies, must be fully financed, must be accompanied by a current financial statement of the bidder (or if the bidder is a special purpose acquisition entity, the current financial statement of its equity sponsor), and must be capable of performance on an Effective Date projected to occur on or before December 1, 2006. Each alternative proposal must comply with the Bid Procedures.

If one or more Minimum Bids is received by the Bid Deadline, the Debtors will conduct an auction in compliance with the Bid Procedures. ERC may credit bid, pursuant to section 363(k) of the Bankruptcy Code, all or a portion of its debt, including the DIP Facility Claim and any amounts outstanding under the ERC New Loans, at the auction. If an investor other than ERC (the “Alternative Investor”) submits the highest and best bid at the auction (the “Winning Bid”), the Plan shall be amended to reflect the identity of the Alternative Investor, the assumption by the Alternative Investor of ERC’s obligation to provide the ERC New Loans under the Plan, the repayment in full of the DIP Facility Claim on the Effective Date, and the release of ERC from any and all obligations under the Plan. If the Alternative Investor subsequently defaults in consummating the Winning Bid, then the next highest and best qualified bidder shall be obligated to close on its bid, pay ERC in full in respect of its Class 3 DIP Facility Claim and any outstanding claims in respect of the ERC New Loans on or before the Effective Date, and provide Plan funding on terms no less favorable than the terms of the ERC New Loans. If ERC is the next highest and best qualified bidder, the New Common Equity will be issued to ERC and the Plan will be consummated on the Effective Date in accordance with its original terms as set forth herein.

5.6.	Cancellation of Existing Securities and Agreements and Issuance of the New Common Stock to ERC.

On the Effective Date, all the agreements, instruments, and other documents evidencing the Claims or Equity Interests rights of any holder of a Claim or Equity Interest against the Debtors, any agreement obligating the Debtors to issue, transfer, or sell Equity Interests or any other capital stock of the Debtors shall be deemed cancelled and of no force or effect.

Reorganized Xybernaut shall issue all 1,000 shares of New Common Stock to ERC on the Effective Date; provided that no Alternative Investor prevails at an auction pursuant to Section 5.5 hereof. If an Alternative Investor prevails at an auction, pays Reorganized Xybernaut the amount of the Winning Bid on the Effective Date, and satisfies all terms and conditions of the Winning Bid, Reorganized Xybernaut shall issue all 1,000 shares of New Common Stock to the Alternate Investor. The New Common Stock shall have a par value of $1.00 per share. Reorganized Xybernaut shall be organized as a private corporation and terminate its registration with the Securities and Exchange Commission.

5.7. Substantive Consolidation.

The Estates of XC and XSI shall be deemed to be substantively consolidated for all purposes under this Plan. As a result of such substantive consolidation, (a) the assets and liabilities of XC and XSI shall be combined and all non-intercompany Allowed Claims shall be satisfied from the assets of a single consolidated Estate, and (b) all Claims against each Estate shall be deemed to be Claims against the consolidated Estates, any proof of Claim filed against one or more of the Debtors shall be deemed to be a single Claim filed against the consolidated Estates, and all duplicate proofs of Claim for the same Claim filed against more than one Debtor shall be deemed expunged. The substantive consolidation proposed herein shall not affect the obligation of each Debtor to pay quarterly fees to the Office of the United States Trustee until such time as the XSI Bankruptcy Case is closed or dismissed. This Plan will serve as, and will be deemed to be, a motion under sections 105 and 1123 of the Bankruptcy Code for entry of an order substantively consolidating the cases.

5.8. Merger

On the Effective Date, XSI will merge with and into XC, with XC being the surviving corporation (the “Merger”). As a result of the Merger, on the Effective Date, (a) the surviving corporation shall have all of the rights, privileges, immunities, and powers of a corporation under applicable state law, and shall be subject to all of the duties and liabilities of a corporation under applicable state law, (b) except as otherwise provided in the Plan, the surviving corporation shall possess all of the rights, privileges, immunities, licenses, and franchises, whether of a public or private nature, of XC and XSI; and all property, real, personal, and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest of or belonging to or due to XC or XSI shall be taken and deemed to be transferred to and vested in the surviving corporation without further act or deed, (c) except as otherwise provided in the Plan, the surviving corporation shall thenceforth be responsible for and liable for all liabilities and obligations of each of XC and XSI, all executory contracts assumed by XSI shall be deemed to be assigned to and assumed by XC, and, with respect to any claim existing or action or proceeding pending by or against either of the merging Debtors, the surviving corporation shall be deemed substituted for such Debtor for all such purposes, and (d) XC shall authorize and issue the New Common Stock as set forth in Section 5.6 of the Plan. With respect to the Merger, all requirements of applicable state law relating to mergers, including the requirement of approval by the board of directors and by the stockholders, shall be deemed satisfied; and the Debtors or the Reorganized Debtors may file articles of merger with the appropriate governmental units, which shall entitle the surviving corporation to receive a certificate of merger; provided, however, that in no event may the issuance of a certificate of merger be conditioned on the payment of any prepetition fees or franchise taxes on terms other than those specifically set forth in the Plan, and such issuance shall not be delayed pending the satisfaction of the obligations of Reorganized Xybernaut under the Plan. Except as expressly provided otherwise in the Plan, the Merger shall in no way modify in any way the rights of holders of Claims and Equity interests under the Plan; nor shall the Merger create any liabilities against any of the Debtors that did not exist prior to the Effective Date or operate to create in favor of any Person any right against any of the Debtors that such Person did not have prior to the Effective Date.

5.9. Board of Directors.

(a) The Board of Directors of Reorganized Xybernaut as of the Effective Date will be identified in the Plan Supplement. Thereafter, the Board of Directors of Reorganized Xybernaut will be elected in accordance with the Amended Certificate of Incorporation and Amended Bylaws and applicable nonbankruptcy law.

(b) On the Effective Date, the officers of Reorganized Xybernaut shall be those officers in office immediately prior to the Effective Date.

5.10. Continued Existence and Corporate Action.

Reorganized Xybernaut shall continue to exist after the Effective Date, in accordance with the laws of the State of Delaware and pursuant to its certificate of incorporation and bylaws, as amended and restated on the Effective Date. On the Effective Date, Reorganized Xybernaut shall file the Amended Certificate of Incorporation with the Secretary of State of the State of Delaware. The Amended Certificate of Incorporation shall prohibit the issuance of nonvoting equity securities, as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment as permitted by applicable law. The Amended Certificate of Incorporation and Amended Bylaws shall be deemed adopted by the Board of Directors of Reorganized Xybernaut as of the Effective Date, and such corporate action shall be authorized and approved in all respects without further action under applicable law, regulation, order or rule, including any action by the shareholders or directors of the Debtors or Reorganized Xybernaut. On the Effective Date, the approval and effectiveness of matters provided under the Plan involving the corporate structure of Reorganized Xybernaut or any corporate action taken by or required of the Debtor or Reorganized Xybernaut shall be deemed to have occurred, be authorized and approved and shall be in effect from and after the Effective Date without requiring further action under applicable law, regulation, order, or rule, including any action by the shareholders or directors of the Debtors or Reorganized Xybernaut.

5.11. Release of Liens.

Except as otherwise specifically provided in the Plan or the Plan Documents, (i) each holder of: (a) any Claim that is purportedly secured; and/or (b) any judgment, personal property or ad valorem tax, mechanics’ or similar lien Claim, in each case regardless of whether such Claim is an Allowed Claim, shall, on or immediately before the Effective Date and regardless of whether such Claim has been scheduled or proof of such Claim has been filed: (y) turn over and release to the Estates or the Reorganized Debtors, as the case may be, any and all property of a Debtor or Estate that secures or purportedly secures such Claim, or such lien and/or Claim shall automatically, and without further action by the Debtors, the Estates or the Reorganized Debtors, be deemed released; and (z) execute such documents and instruments as the Reorganized Debtors require to evidence such Claim holder’s release of such property or lien, and if such holder refuses to execute appropriate documents or instruments, the Debtors, the Estates or the Reorganized Debtors (as applicable) may, in their discretion, file a copy of the Confirmation Order in the appropriate recording office, which shall serve to release any Claim holder’s rights in such property; and (ii) on the Effective Date, all right, title and interest in such property shall revert or be transferred to Reorganized Xybernaut, as applicable, free and clear of all Claims and interests, including, without limitation, liens, escrows, charges, pledges, encumbrances and/or security interests of any kind.

5.12. Exemption from Certain Transfer Taxes.

Pursuant to section 1146(c) of the Bankruptcy Code, any transfers (i) from the Debtors to any Person pursuant to the Plan or (ii) from any other Person pursuant to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

5.13. Plan Supplement.

On or before the date which is five (5) Business Days prior to the initial scheduled day of the Confirmation Hearing, the Debtors shall file the Plan Supplement which shall contain the following documents: Amended Certificate of Incorporation, Amended Bylaws, a list of the officers and directors of Reorganized Xybernaut, the Schedule of executory contracts to be assumed, the IP Asset schedule, the curriculum vitae of the GUC Representative, the ERC New Credit Agreement, the GUC Distribution Agreement and the GUC Subordinated Plan Note. The Plan Supplement (and any amendments thereto) shall be deemed an integral part of the Plan and shall be incorporated by reference herein.

SECTION 6.	DISTRIBUTIONS
6.1.	Record Date.

As of the close of business on the Record Date, the official claims register maintained by the Debtors shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims or Equity Interests. The Debtors shall have no obligation to recognize any transfer of the Claims or Equity Interests occurring after the close of business on the Record Date. The Debtors shall be entitled to recognize and deal for all purposes hereunder only with those record holders stated on the transfer ledgers as of the close of business on the Record Date, to the extent applicable.

6.2. Distributions for Allowed Claims.

Except with respect to General Unsecured Claims, and subject to the provisions of Section 7 of the Plan, all distributions on account of Allowed Claims shall be made by Reorganized Xybernaut from proceeds of the ERC New Loans, the Litigation Fund, and proceeds from any sale of IP Assets, in accordance with Sections 2, 4 and 5 of the Plan. Subject to the provisions of Section 7 of the Plan, all distributions on account of Allowed General Unsecured Claims shall be made by the GUC Representative from the GUC Distribution Fund, in accordance with Sections 4.2, 5.2, 5.4 and 12.2 of the Plan and the GUC Subordinated Note in accordance with its terms.

6.3. Delivery of Distributions.

Subject to Bankruptcy Rule 9010, unless otherwise provided herein, all distributions to any holder of an Allowed Claim shall be made at the address of such holder as set forth on the Schedules filed with the Bankruptcy Court or on the books and records of the Debtors or their agents, unless the Debtors have been notified, in advance, in writing of a change of address, including, without limitation, by the filing of a proof of claim or interest by such holder that contains an address for such holder different from the address reflected on such Schedules for such holder. In the event that any distribution to any holder is returned as undeliverable, no distribution to such holder shall be made unless and until the Reorganized Debtors have been notified of the then current address of such holder, at which time or as soon as reasonably practicable thereafter such distribution shall be made to such holder without interest; provided, that, such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one (1) year from the later of (i) the Effective Date and (ii) the date such holder’s Claim is Allowed. After such date, all unclaimed property or interest in property shall revert to the Reorganized Debtors, with the exception of distributions to holders of General Unsecured Claims, which if unclaimed, shall revert to the GUC Distribution Fund. Neither the GUC Representative nor the Reorganized Debtors shall have any obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records (including any proofs of claim filed against the Debtors). In the event that any net proceeds of the Litigation Fund become available for distribution to holders of Allowed Equity Interests pursuant to section 5.2(b)(vi) hereof, Reorganized Xybernaut shall publish notice of such proposed distribution(s) in accordance with publication procedures approved in the Confirmation Order which shall require, among other things, that such holders submit a request for payment, together with a current address and proof reasonably satisfactory to Reorganized Xybernaut that such holder held an Allowed Equity Interest as of the Record Date. In the event that Reorganized Xybernaut does not receive from a holder of an Equity Interest such request for payment, current address, and proof of Allowed Equity Interest by a deadline established by the procedures in the Confirmation Order, Reorganized Xybernaut shall have no obligation to make any distribution(s) from the Litigation Fund to such holder.

6.4. Withholding and Reporting Requirements.

In connection with the Plan and all distributions hereunder, Reorganized Xybernaut shall, to the extent applicable, comply with all withholding and reporting requirements imposed by any federal, state, provincial, local or foreign taxing authority. All distributions hereunder shall be subject to the withholding and reporting requirements, and Reorganized Xybernaut shall be authorized to take all actions as may be necessary or appropriate to comply with such requirements.

Notwithstanding any other provision of the Plan, (i) each holder of an Allowed Claim that is to receive a distribution under the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligation imposed by any governmental authority, including income, withholding and other tax obligations on account of such distribution, and (ii) no distribution shall be made to, or on behalf of, such holder under the Plan unless and until such holder has made arrangements satisfactory to Reorganized Xybernaut for the payment and satisfaction of such tax obligations. Any distribution to be made under the Plan shall, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to section 6.3 hereof.

6.5. Allocation of Plan Distributions Between Principal and Interest.

To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for the Debtors’ federal income tax purposes, be allocated on the Debtors’ books and records to the principal amount of the claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

6.6. Setoffs.

Reorganized Xybernaut may, but shall not be required to, set off against any Claim and the payments or other distributions to be made under the Plan on account of the Claim, Claims of any nature whatsoever that the Debtors or Reorganized Xybernaut had or may have against the holder thereof or that Reorganized Xybernaut received from the Debtors against the holder thereof, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release of any such Claim that the Debtors or Reorganized Xybernaut may have against such holder.

SECTION 7.	PROCEDURES FOR DISPUTED CLAIMS
7.1.	Objections to Claims.

After the Effective Date, the Reorganized Debtors and the GUC Representative shall be entitled to object to Claims. Unless otherwise extended by the Court, any objections to such Claims shall be served and filed on or before sixty (60) days after the Effective Date. Notwithstanding any authority to the contrary, an objection to a Claim shall be deemed properly served on the claimant if the Debtors, Reorganized Xybernaut, or the GUC Representative effect service in any of the following manners: (a) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (b) to the extent counsel for a claimant is unknown, by first class mail, postage prepaid, on the signatory on the proof of claim or other representative identified in the proof of claim or any attachment thereto; or (c) by first class mail, postage prepaid, on any counsel that has appeared on the claimant’s behalf in the Reorganization Cases.

7.2. Payments and Distributions with Respect to Disputed Claims.

Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim. The GUC Representative shall establish reserves from the GUC Distribution Fund necessary to protect a holder of any Disputed General Unsecured Claim until such Disputed General Unsecured Claim is Allowed or Disallowed.

7.3. Distributions After Allowance.

After such time as a Disputed Claim becomes, in whole or in part, an Allowed Claim, the holder of such Allowed Claim shall be entitled to distributions, if any, to which such holder is then entitled under the Plan in accordance with the provisions hereof. Notwithstanding anything to the contrary in the Plan, no holder of an Allowed Claim shall receive any distribution of a value in excess of the Allowed amount of such Claim.

7.4. No Recourse.

Notwithstanding that the Allowed amount of any Disputed Claim is reconsidered under the applicable provisions of the Bankruptcy Code and Bankruptcy Rules or is Allowed in an amount for which after application of the payment priorities established by this Plan there is insufficient value to provide a recovery equal to that received by other holders of Allowed Claims in the respective Class, no Claim holder shall have recourse against the Debtors, the Creditors’ Committee, Reorganized Xybernaut, the GUC Representative, the Post-Effective Date Creditors’ Committee, the Steering Committee, the Equity Committee, ERC or any of their respective professional consultants, attorneys, advisors, officers, directors or members or their successors or assigns, or any of their respective property. However, nothing in the Plan shall modify any right of a holder of a Claim under section 502(j) of the Bankruptcy Code.

SECTION 8.	EXECUTORY CONTRACTS AND UNEXPIRED LEASES
8.1.	General Treatment.

All executory contracts and unexpired leases to which any of the Debtors are a party are hereby deemed rejected by the respective Debtors that are parties to such executory contracts and unexpired leases, except for any executory contracts or unexpired leases that (i) have been assumed pursuant to Final Order of the Bankruptcy Court, (ii) are designated as a contract or lease to be assumed on the Schedule of executory contracts to be assumed included in the Plan Supplement, as such Schedule of executory contracts to be assumed may be amended from time to time prior to the Effective Date, or (iii) are the subject of a separate motion to assume or reject filed under section 365 of the Bankruptcy Code by the Debtors prior to the Effective Date.

8.2. Cure of Defaults.

Except to the extent that different treatment has been agreed to by the non-debtor party or parties to any executory contract or unexpired lease to be assumed, the amount necessary to cure each executory contract and unexpired lease to be assumed hereunder (pursuant to sections 1123(a)(5)(G) and 1123(b)(2) of the Bankruptcy Code and consistent with the requirements of section 365 of the Bankruptcy Code), shall be identified on the Schedule of executory contracts to be assumed and paid to the other party to such assumed executory contract or unexpired lease within thirty (30) days after the Effective Date. To the extent that any party objects to or disagrees with the nature or amount of any cure, then such party shall file an objection to the cure amount within twenty (20) days of the Effective Date and serve such objection on the Reorganized Debtors. If an objection is filed with respect to the cure amount is timely filed and served, the Bankruptcy Court will hold a hearing to determine the amount of the disputed cure amount, unless otherwise resolved by the parties.

8.3. Rejection Claims.

Except as otherwise ordered by the Bankruptcy Court, in the event that the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages shall be forever barred and shall not be enforceable against the Reorganized Debtors, or their respective properties or interests in property as agents, successors, or assigns, unless a proof of claim has been filed and served upon counsel for the Reorganized Debtors on or before thirty (30) days after the Effective Date.

8.4. Change of Control Provisions

The entry of the Confirmation Order, consummation of the Plan and/or any other acts taken to implement the Plan shall not constitute a “change of control” under any provision of any contract, agreement or other document which provides for the occurrence of any event, the granting of any right, or any other change in the then existing relationship between the parties upon a “change of control” of the Debtors.

8.5. Retiree Benefits

Pursuant to the requirements of section 1129(a)(13) of the Bankruptcy Code, the Plan provides for the continuation of payment by the Debtors of all “retiree benefits,” as defined in section 1114(a) of the Bankruptcy Code, if any, at previously established levels. The Debtors, however, have no obligations under any compensation or benefit plan, or otherwise, to pay retiree benefits.

SECTION 9.	CONDITIONS PRECEDENT TO THE EFFECTIVE DATE
9.1.	Confirmation Conditions Precedent.

Confirmation is subject to:

(a) The Bankruptcy Court shall have approved the Disclosure Statement by order entered on the docket of the Bankruptcy Cases;

(b) The Confirmation Order presented to the Bankruptcy Court in the Bankruptcy Cases for entry to confirm the Plan shall be in form and substance acceptable to the Debtors, ERC, any Alternative Investor, and the Creditors’ Committee, and shall include, without limitation, a provision that waives the effect of Bankruptcy Rule 3020(e); and

(c) all Plan Documents necessary to implement the Plan have been filed in the Plan Supplement.

9.2. Effective Date Conditions Precedent.

The occurrence of the Effective Date is subject to:

(a) the Confirmation Order in a form and substance acceptable to the Debtors, ERC, any Alternative Investor, and the Creditors Committee, has become a Final Order;

(b) ERC shall have received either (i) 100% of the New Common Stock of Reorganized Xybernaut or (ii) full payment in Cash of the DIP Facility Claim;

(c) all Plan Documents necessary to implement the Plan shall have been executed and shall be in full force and effect; and

(d) Allowed Administrative Expense Claims outside the ordinary course of business which must be paid on the Effective Date do not exceed an aggregate of $30,000.

9.3. Waiver of Conditions Precedent.

(a) The Debtors with ERC’s and the Creditor’s Committee’s written consent (not to be unreasonably withheld) shall have the right to waive the conditions set forth in section 9.1 or 9.2 at any time without leave of or notice to the Bankruptcy Court and without any formal action other than proceeding with consummation of the Plan. Further, the stay of the Confirmation Order, pursuant to Bankruptcy Rule 3020(e) shall be deemed waived by entry of the Confirmation Order.

(b) If the Debtors perform such a waiver and consummation, the Debtors’ waiver of this condition will benefit from the “mootness doctrine,” and the act of consummation of the Plan will foreclose any ability to challenge the Plan in court. The failure to satisfy or waive a condition may be asserted by the Debtors regardless of the circumstances that give rise to the failure of the condition to be satisfied (including, without limitation, any act, action, failure to act, or inaction by the Debtors). The failure of the Debtors to assert the non-satisfaction of any conditions will not be deemed a waiver of any other rights under the Plan, and each such right will be deemed an ongoing right that may be asserted or waived at any time or from time to time.

SECTION 10.	EFFECT OF CONFIRMATION
10.1.	Vesting of Assets.

On the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Estates shall vest in Reorganized Xybernaut, including all claims, rights and causes of action and any property acquired by the Debtors or Reorganized Xybernaut under or in connection with the Plan, free and clear of all Claims, liens, encumbrances, charges, and other interests, except as otherwise provided in the Plan and the Plan Documents. On and after the Effective Date, Reorganized Xybernaut may operate its businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as provided herein.

10.2. Discharge of Claims and Termination of Equity Interests.

Except as otherwise provided herein or in the Confirmation Order, upon the Effective Date, the rights afforded in the Plan and the payments and distributions to be made hereunder shall discharge all existing debts and Claims, and terminate all Equity Interests of any kind, nature, or description whatsoever against or in the Debtors or any of their assets or properties to the fullest extent permitted by section 1141 of the Bankruptcy Code. Except as otherwise provided herein or in the Confirmation Order, upon the Effective Date, all existing Claims against the Debtors and Equity Interests in the Debtors, shall be, and shall be deemed to be, discharged and terminated, and all holders of Claims and Equity Interests shall be precluded and enjoined from asserting against the Reorganized Debtors, or any of their assets or properties, any other or further Claim or Equity Interest based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of claim or proof of equity interest.

10.3. Discharge of Debtors.

Upon the Effective Date and in consideration of the distributions to be made hereunder, except as otherwise provided herein, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Equity Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Equity Interests, rights, and liabilities that arose prior to the Effective Date, whether or not (a) a proof of Claim based on such Claim was filed or deemed filed under section 501 of the Bankruptcy Code, or such Claim was listed on the Schedules of the Debtors, (b) such Claim is or was Allowed under section 502 of the Bankruptcy Code, or (c) the holder of such Claim has voted on or accepted the Plan. Except as specifically provided in the Plan to the contrary, the rights that are provided in the Plan shall be in complete satisfaction, discharge and release of all Claims against, Liens on, and Equity Interests in the Debtors and Reorganized Xybernaut or the assets and properties of the Debtors and Reorganized Xybernaut.

As of the Effective Date, except as provided in the Plan or the Confirmation Order, all Persons shall be precluded from asserting against the Debtors and Reorganized Xybernaut any other or further Claims, debts, rights, causes of action, liabilities or equity interests based on any act, omission, transaction or other activity of any nature that occurred prior to the Effective Date. In accordance with the foregoing, the Confirmation Order shall be a judicial determination of discharge of all liabilities to the Debtors, subject to the occurrence of the Effective Date, and any such discharge shall void any judgment obtained against the Debtors or Reorganized Xybernaut at any time, to the extent such judgment relates to a discharged Claim or terminated Equity Interest.

10.4. Term of Injunctions or Stays.

Unless otherwise provided herein, all injunctions or stays arising prior to the Confirmation Date in accordance with section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

10.5. Injunction Against Interference With Plan.

Upon the entry of the Confirmation Order, all holders of Claims and Equity Interests and other parties in interest, along with their respective present or former affiliates, employees, agents, officers, directors, or principals, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan.

10.6. Releases of ERC.

Upon the Effective Date and from and after the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, ERC and each of its current and former members, officers, directors, agents, financial advisors, attorneys, employees, affiliates and representative (collectively, the “ERC Releasees”), shall be released by the Debtors, Reorganized Xybernaut, each holder of a Claim (whether or not asserted or Allowed), each holder of an Equity Interest, and additionally each Person participating in distributions under the Plan (whether or not a holder of a Claim), and each of their respective current and former agents, financial advisors, attorneys, employees, equityholders, partners, affiliates and representatives (collectively, the “Releasors”), from any and all claims (as defined in Section 101(5) of the Bankruptcy Code), obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law or in equity or otherwise that any of the Releasors are entitled to assert against any of the ERC Releasees (or any of their respective predecessors, successors and assigns) based in whole or in part upon any act or omission, transaction, agreement, event or occurrence taking place on or before the Effective Date in any way relating to the Debtors, the Reorganization Cases, the DIP Facility Claim, or the Plan or Plan Documents; provided, however, that ERC shall not be released from its obligations under the Plan and the Plan Documents.

10.7. Exculpation.

Except with respect to obligations under the Plan, the Plan Documents, or the Confirmation Order, on and after the Effective Date, neither the Debtors, the Creditors’ Committee, the Equity Committee, ERC, nor any of their respective agents or professionals (with the exception of the Debtors’ former investment banker and consultant Intellectual Property Innovations, Inc.), as well as the Debtors’ employees, officers and directors who held such positions after the Commencement Date solely in their capacity as such, shall have or incur any liability to any holder of any Claim or Equity Interest for any act or omission after the Commencement Date, arising out of the Reorganization Cases, the confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or property to be distributed pursuant to the Plan, except for willful misconduct, fraud, recklessness or gross negligence.

10.8. Release of Officers and Directors.

On the Effective Date, the Debtors and Reorganized Debtors will automatically release and will be deemed to release any and all claims (including any claims arising out of any alleged fiduciary or other duty) that they have or may have against any of their officers and directors who held such positions after the Commencement Date in their capacities as such, arising or based upon any actions, conduct or omissions occurring prior to the Effective Date, excluding willful misconduct, fraud, recklessness, or gross negligence. The Confirmation Order shall constitute an order approving the compromise, settlement and release of any and all such claims pursuant to section 1123(b)(3)(A) of the Bankruptcy Code. To the full extent permitted by applicable law, each holder of a Claim (whether or not Allowed) against or Equity Interest in a Debtor shall be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover and shall be deemed to release any Claim against such officers and directors occurring prior to the Effective Date, excluding willful misconduct, fraud, recklessness, or gross negligence.

10.9. Injunction.

Except as otherwise provided in the Plan, the Plan Documents or the Confirmation Order, as of the Confirmation Date, but subject to the occurrence of the Effective Date, all Persons who have held, hold or may hold Claims against or Equity Interests in any of the Debtors or the Estates are, with respect to any such Claims or Interests, permanently enjoined from and after the Confirmation Date from: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtors, the Estates or the Reorganized Debtors or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons, or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, of any judgment, award, decree or order against the Debtors, the Estates or the Reorganized Debtors or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons, or any property of any such transferee or successor; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtors, the Estates or the Reorganized Debtors or any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons; (iv) asserting any right of setoff, subrogation, or recoupment of any kind, directly or indirectly, against any obligation due the Debtors, the Estates or the Reorganized Debtors, any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons; and (v) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan to the full extent permitted by applicable law.

10.10. Retention of Causes of Action/Reservation of Rights.

(a) Except as specifically provided herein, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or the relinquishment of any rights, Claims, or causes of action that the Debtors, the Estates or the Reorganized Debtors may have or which the Reorganized Debtors or (subject to the Joint Litigation Agreement) the GUC Representative may choose to assert on behalf of the Estates in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including, without limitation, (i) any and all Claims against any Person to the extent such Person asserts a crossclaim, counterclaim, and/or Claim for setoff which seeks affirmative relief against the Debtors, the Reorganized Debtors, their officers, directors, or representatives, (ii) the avoidance of any transfer by or obligation of the Estates or the Debtors or the recovery of the value of such transfer, or (iii) the turnover of any property of the Estates. All such rights, Claims and causes of action are retained by the Debtors, their Estates, and the Reorganized Debtors (as the case may be) for enforcement.

(b) Nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any claim, cause of action, right of setoff, or other legal or equitable defense that the Debtors had immediately prior to the Commencement Date, against or with respect to any Claim left unimpaired by the Plan. The Reorganized Debtors shall have, retain, reserve, and be entitled to assert (and upon authorization by the Bankruptcy Court, or as otherwise set forth in the Plan, the GUC Representative shall be entitled to assert on behalf of the Reorganized Debtors) all such claims, causes of action, rights of setoff, or other legal or equitable defenses which they or any of them had immediately prior to the Commencement Date fully as if the Reorganization Cases had not been commenced, and all legal and/or equitable rights of Reorganized Xybernaut respecting any Claim left unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Reorganization Cases had not been commenced.

10.11. Preservation of Insurance.

The discharge and release of the Debtors as provided in this Plan shall not diminish or impair the enforceability of any Insurance Policies that may cover Claims against any Debtor or other Person.

SECTION 11. RETENTION OF JURISDICTION

On and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising in, arising under, or related to the Reorganization Cases for, among other things, the following purposes:

(a) To hear and determine any disputes as to the amount or nature of cure payments for assumed executory contracts or unexpired leases and the allowance of Claims resulting from the rejection of executory contacts or unexpired leases.

(b) To determine any motion, adversary proceeding, avoidance action, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date, including without limitation, the Third Party Claims.

(c) To consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, Administrative Expense Claim, or Equity Interest.

(d) To enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated.

(e) To issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any person with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court.

(f) To hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof.

(g) To hear and determine all Professional Fee Claims.

(h) To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated hereby, or any agreement, instrument, or other document governing or relating to any of the foregoing, including without limitation, the Joint Litigation Agreement.

(i) To take any action and issue such orders as may be necessary to construe, enforce, implement, execute, and consummate the Plan, including any release or injunction provisions set forth herein, or to maintain the integrity of the Plan following consummation.

(j) To determine such other matters and for such other purposes as may be provided in the Confirmation Order.

(k) To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code.

(l) To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code.

(m) To enter a final decree closing the Reorganization Cases.

(n) To recover all assets of the Debtors and property of the Estates, wherever located.

SECTION 12.	MISCELLANEOUS PROVISIONS
12.1.	Dissolution of Equity Committee.

The Equity Committee shall dissolve on the Effective Date, although one member of the Equity Committee may subsequently participate on the Steering Committee.

12.2. Post-Effective Date Creditors’ Committee: GUC Representative.

(a) The Post-Effective Date Creditors’ Committee is a reconstitution of the existing Creditors’ Committee and shall continue to employ its existing counsel. The Post-Effective Date Creditors’ Committee shall dissolve upon the final distribution from the GUC Distribution Fund by the GUC Representative.

(b) The GUC Representative shall report to the Post-Effective Date Creditors’ Committee and shall be subject to all duties and exercise all powers stated in the GUC Distribution Agreement. The GUC Representative may rely on advice from Post-Effective Date Creditors’ Committee counsel, but may retain other counsel in respect of Third Party Claims subject to the terms of the Joint Litigation Agreement. The GUC Representative’s duties shall be discharged upon the final distribution from the GUC Distribution Fund provided, however, the indemnity provisions of Section 12.2(e) shall survive and not be discharged. On the Effective Date, a $5,000 reserve shall be established in the GUC Distribution Fund for the GUC Representative’s distributional fees and expenses and the GUC Representative may charge the GUC Distribution Fund for any reasonable excess approved by the Post-Effective Date Creditors’ Committee.

(c) Notwithstanding anything to the contrary herein, neither the Debtors, Reorganized Xybernaut nor ERC shall have any obligation for payment of any fees, costs or expenses of the GUC Representative, the Post-Effective Date Creditors’ Committee or any of their respective professionals. All such fees, costs and expenses shall be paid solely from the GUC Distribution Fund. This provision does not release or limit the obligation otherwise set forth in this Plan to fund the GUC Distribution Fund.

(d) The GUC Representative shall not have or incur any liability to any holder of a Class 5 Allowed General Unsecured Claim for any act or omission after the Effective Date arising out of the administration of the GUC Distribution Fund, except for willful misconduct, fraud, recklessness or gross negligence. Any such liability of the GUC Representative shall be limited to amount of the funds held in the GUC Distribution Fund.

(e) Reorganized Xybernaut shall be indemnified by the GUC Representative from and against any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities arising from, relating to or in connection with any act or omission of the GUC Representative relating to or in respect of distributions from the GUC Distribution Fund; provided that the foregoing shall not release the obligations of the Reorganized Debtors to fund the GUC Distribution Fund pursuant to the Plan.

12.3. Substantial Consummation.

On the Effective Date, the Plan shall be deemed to be substantially consummated pursuant to sections 1101 and 1127(b) of the Bankruptcy Code.

12.4. Amendments.

(a) Plan Modifications. The Plan may be amended, modified, or supplemented by the Debtors or the Reorganized Debtors with the reasonable consent of the Creditors’ Committee and ERC in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as the Bankruptcy Court may otherwise direct. In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Claims or Equity Interests pursuant to the Plan, the Debtors with the reasonable consent of the Creditors’ Committee and ERC may institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order, with respect to such matters as may be necessary to carry out the purposes and effects of the Plan.

(b) Other Amendments. Prior to the Effective Date, the Debtors with the reasonable consent of the Creditors’ Committee and ERC may make appropriate technical adjustments and modifications to the Plan without further order or approval of the Bankruptcy Court, provided that such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims or Equity Interests.

12.5. Revocation or Withdrawal of the Plan.

The Debtors reserve the right to revoke or withdraw the Plan prior to the Effective Date. If the Debtors take such action, the Plan shall be deemed null and void.

12.6. Cramdown.

In the event a Class votes against the Plan, and the Plan is not withdrawn as provided above, the Debtors reserve the right to effect a “cram down” of the Plan pursuant to section 1129(b) of the Bankruptcy Code. To the extent any Class is deemed to reject the Plan by virtue of the treatment provided to such Class, the Plan shall be “crammed down” on the claimants within such Class pursuant to section 1129(b) of the Bankruptcy Code.

12.7. Confirmation Order.

The Confirmation Order shall, and is hereby deemed to, ratify all transactions effected by the Debtors during the period commencing on the Commencement Date and ending on the Confirmation Date except for any acts constituting willful misconduct, gross negligence, recklessness or fraud.

12.8. Severability.

If, prior to the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

12.9. Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent any Plan Document provides otherwise, the rights, duties, and obligations arising under the Plan and the Plan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

12.10. Time.

In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

12.11. Notices.

All notices, requests, and demands to or upon the Debtors or the Reorganized Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise provided herein, shall be deemed to have been duly given or made when only actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to the Debtors:

Xybernaut Corporation 5175 Parkstone Dr. Suite 130 Chantilly, VA 20151 Attn: Perry Nolen, President Telephone: (703) 674-4858 Telecopier: (703) 480-0489	McGuireWoods LLP 1750 Tysons Boulevard Suite 1800 McLean, Virginia 22102 Attn: David I. Swan, Esquire Telephone: (703) 712-5000 Telecopier: (703) 712-5050

If to ERC:

East River Capital LLC 200 Nyala Farm Road Westport, CT 06880 Attn: James Coyne Telephone: (203) 341-0515 Facsimile: (203) 341-9988	Skadden, Arps, Slate, Meagher & Flom, LLP
Four Times Square
New York, NY 10036-6522
Attn: D.J. Baker, Esquire and
Alexandra Margolis, Esquire
Telephone: (212) 735-3000
Facsimile: (212) 735-2000
and
Miles & Stockbridge, P.C.
1751 Pinnacle Drive, Suite 500,
McLean, VA 22102
Attn: Brian F. Kenney, Esquire
Telephone: (703) 903-9000
Facsimile: (703) 610-8686

If to the Creditors’ Committee or the Post-Effective Date Creditors’ Committee:

Parente Randolph, LLC 824 North Market Street Suite 809 Wilmington DE 19801 Attn: Howard S. Cohen, CPA Telephone: (302) 428-9648 Facsimile: (302) 428-0999	Blank Rome LLP One Logan Square 18th & Cherry Streets Philadelphia, PA 19103 Attn: Michael B. Schaedle, Esquire Telephone: (215) 569-5762 Facsimile: (215) 832-5762

Dated: Richmond, Virginia

October 11, 2006

Respectfully submitted,

XYBERNAUT CORPORATION

By: /s/Perry L. Nolen
Perry L. Nolen
President

XYBERNAUT SOLUTIONS, INC.

By: /s/Edward Maddox
Edward Maddox
President

McGUIREWOODS LLP
Counsel for Debtors and
Debtors-in-Possession
1750 Tysons Boulevard
Suite 1800
McLean, Virginia 22102
(703) 712-5000

By:/s/David I. Swan

David I. Swan

Local Rule Certification

I hereby certify that a copy of this order was served on November 30, 2006 via electronic mail on the following necessary parties:

Paul M. Sweeney Jennifer D. Larkin Linowes and Blocher LLP 7200 Wisconsin Ave., Suite 800 Bethesda, MD 20814 (301) 654-2801 psweeney@linowes-law.com jlarkin@linowes-law.com
Daniel J. Hurson The Law Offices of Daniel J. Hurson 1912 Sutherland Place, NW Washington, DC 20036 (410) 956-4276 dan@hursonlaw.com
Jack I. Frankel Office of the United States Trustee 115 South Union Street Alexandria, VA 22314 (703) 557-7279 jack.i.frankel@usdoj.gov
Seth D. Rigrodsky Milberg Weiss Bershad & Schulman LLP 919 North Market St., Suite 411 Wilmington, DE 19801 (212) 273-4404 srigrodsky@milbergweiss.com
H. Jan Roltsch-Anoll Szabo, Zelnick & Erickson, P.C 12610 Lake Ridge Drive Woodbridge, VA 22192 (703) 494-0434 janoll@szelaw.com
Andew B. Schulwolf Alberft & Schulwolf, LLC 77 S. Washington Street, First Floor Rockville, MD 20850 (301) 251-5504 andrew@albertandschulwolf.com
Charles J. Filardi, Jr. Filardi Law Offices LLC 65 Trumbull Street Second Floor New Haven, CT 06510 (203) 562-8588 charles@filardi-law.com
Steven J. Toll Daniel S. Sommers Cohen, Milstein, Hausfeld & Toll, P.L.L.C. 1100 New York Ave., N.W. Suite 500, West Tower Washington, DC 20005-3964 (202) 408-4699 stoll@cmht.com
John R. Ashmead Seward & Kissell LLP One Battery Park Plaza New York, NY 10004 (212) 480-8421 ashmead@sewkis.com
Gilbert B. Weisman Becket and Lee LLP P. O. Box 3001 16 General Warren Blvd. Malvern, PA 19355 (610) 993-8493 notices@becket-lee.com
Matthew B. Kaplan Cohen, Milstein, Hausfeld & Toll, PLLC 1100 New York Avenue, NW Suite 500 West Washington, DC 20005 (202) 408-4699 mkaplan@cmht.com
Janet M. Meiburger The Meiburger Law Firm, P.C. 1493 Chain Bridge Road, Suite 201 McLean, VA 22101 (212) 480-8421 admin@meiburgerlaw.com

B. Michael Rauh Michael Z. Brownstein Michael B. Schaedle Blank Rome LLP 600 New Hampshire Ave., NW Washington, DC 20037 (215) 569-5762 rauh@blankrome.com schaedle@blankrome.com
Raymond M. Patella Blank Rome LLP One Logan Square Philadelphia, PA 19103-6998 (215) 569-5781 patella@blankrome.com
Kevin M. O’Donnell Henry, O’Donnell, Dahnke & Walther, P.C. 4103 Chain Bridge Road, Suite 100 Fairfax, VA 22030 (703) 273-1900 kmo@henrylaw.com
Patrick Klingman Shepherd, Finkelman, Miller & Shah, LLC 65 Main Street Chester, CT 06412 (860) 526-1100 pklingman@sfmslaw.com
Perry L. Nolen Xybernaut Corporation 5175 Parkstone Drive Chantilly, VA 20151 (703) 674-4858 pnolen@xybernaut.com
David W. Carickoff Blank Rome LLP Chase Manhattan Centre 1201 Market Street, Suite 800 Wilmington, DE 19801 (302) 425-6434 carickhoff@blankrome.com Alexandra Margolis D.J. Baker Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036-6522 (212) 735-7810 amargoli@skadden.com djbaker@skadden.com

Nancy F. Loftus Assistant County Attorney 1200 Government Center Parkway, Suite 549 Fairfax, VA 22035 (703) 324-2421 nancy.loftus@fairfaxcounty.gov
Robert Dehney Eric D. Schwartz Morris, Nichols, Arsht & Tunnell LLP Chase Manhattan Centre, 18th Floor 1201 North Market Street P.O. Box 1347 Wilmington, DE 19899-1347 (302) 351.9353 rdehney@mnat.com eschwartz@mnat.com

Joseph N. Gielata 501 Silverside Road, Suite 90 Wilmington, DE 19809 joe@gielatalaw.com
Pamela S. Tikellis Robert J. Kriner Chimicles & Tikellis LLP Wilmington, DE 19801 pamelatikellis@chimicles.com marymingle@chimicles.com danielbrown@chimicles.com
Brian F. Kenney J. Douglas Cuthbertson Miles & Stockbridge P.C. 1751 Pinnacle Drive, Suite 500 McLean, VA 22102 bkenney@milesstockbridge.com jcuthbertson@milesstockbridge.com
Pauline K. Morgan Joseph A. Malfitano Young Conway Stargatt & Taylor, LLP The Brandywine Building 1000 West Street, 17th Floor Wilmington, DE 19801 Bankruptcy@ycst.com

/s/ Elizabeth L. Gunn